Exhibit (n)(2)

JPMORGAN TRUST II

MULTIPLE CLASS PLAN

(As Amended and Restated Effective February 19, 2005)

JPMorgan Trust II (“Trust”), formerly known as One Group Mutual Funds, is an open-end investment company that offers units of beneficial interest (“shares”) in 43 separate series (each a “Fund” and collectively, the “Funds”) and 12 different share classes. The classes applicable to the Funds that have a variable net asset value (“Variable NAV Funds”) are Class A, Class B, Class C, Select Class, Institutional Class and Ultra. The classes applicable to the Funds that have a stable net asset value (“Money Market Funds”) are Capital, Institutional Class, Agency, Premier, Investor, Reserve, Morgan, Class B, and Class C. The classes provide for variations in shareholder and related services, distribution arrangements, conversion features, exchange privileges, voting rights, dividends, and per share net asset value. The differences among the classes are discussed below. Attached as Exhibit A, which may be amended from time to time, is a list of the Funds and the classes of shares available in each Variable NAV Fund and each Money Market Fund.

A. Eligible Investors

Each class of shares is offered to the types of shareholders indicated in the then-current prospectuses for each class of shares.

B. Sales Charge

Class A Shares

Class A shares, other than those offered in a Money Market Fund, are distributed subject to a front-end sales charge. The front-end sales charge is based on a percentage of the offering price and may vary based on the amount of purchase. Proceeds from the front-end sales charge are used to finance sales commissions resulting from the sale of Class A shares.

An initial purchase of Class A shares in an amount in excess of $1 million is not subject to a front-end sales charge. However, Class A shareholders in the JPMorgan Short Term Municipal Bond Fund, the JPMorgan Ultra Short Term Bond Fund, the JPMorgan Short Duration Bond Fund, the JPMorgan Treasury & Agency Fund, the JPMorgan Mortgage-Backed Securities Fund, the JPMorgan Equity Index Fund, and the JPMorgan Market Expansion Index Fund will be charged the equivalent of 0.50% for shares redeemed during the first 12 months after purchase. Class A shareholders of all other fixed income Funds will be charged the equivalent of 1.00% for shares redeemed during the first 12 months after purchase and 0.50% for shares redeemed between 12 and 24 months after purchase. Class A shareholders of all other equity Funds will be charged the equivalent of 1.00% for shares redeemed during the first 12 months after purchase and 0.50% for shares redeemed between 12 and 18 months after purchase.

These charges (“Class A CDSC”) will apply unless the Trust’s distributor receives notice before the shareholder invests that the shareholder’s Financial Intermediary (as defined on the Funds’ prospectuses) is waiving its commission. Solely for purposes of determining the number of years from the time of any payment for the purchase of shares, all payments during a month are aggregated and deemed to have been made on the first day of the month.

In addition, shares purchased during a Fund’s subscription or special offering period and redeemed within a period specified by the Fund may be subject to a Class A CDSC on an amount equal to the purchase price of the redeemed shares.

Class B Shares

Class B shares are distributed subject to a contingent deferred sales charge (“CDSC”). The CDSC and all or a portion of the Class B Rule 12b-1 Fees (see below) are used to finance sales commissions resulting from the sale of Class B shares. If the shareholder redeems Class B shares prior to the fourth anniversary of purchase for the JPMorgan Short Term Municipal Bond Fund, the JPMorgan Ultra Short Term Bond Fund, the JPMorgan Short Duration Bond Fund, and the JPMorgan Treasury & Agency Fund and the sixth anniversary of purchase for all other Funds, the shareholder will pay a CDSC. For shares purchased prior to November 1, 2002, the CDSC is assessed on an amount equal to the lesser of the then-current market value or the original cost of the shares being redeemed. Accordingly, no sales charge is imposed on increases in net asset value above the initial purchase price. For shares purchased on or after November 1, 2002, the CDSC is assessed on the original cost of the shares being redeemed. In addition, no CDSC is assessed on shares derived from reinvestment of dividends or capital gain distributions.

The amount of the CDSC, if any, varies depending on the number of years from the time of payment for the purchase of Class B shares until the time of redemption of such shares. Solely for purposes of determining the number of years from the time of any payment for the purchase of shares, all payments during a month are aggregated and deemed to have been made on the first day of the month.

In determining whether a particular redemption is subject to a CDSC, it is assumed that the redemption is first of any Class A shares in the shareholder’s Fund account (unless the shareholder elects to have Class B shares redeemed first), next of shares acquired pursuant to reinvestment of dividends and capital gain distributions, and finally of other shares held by the shareholder for the longest period of time. This method should result in the lowest possible sales charge.

Class C Shares

Class C shares are distributed subject to a CDSC except for Class C shares of the JPMorgan Ultra Short Term Bond Fund, the JPMorgan Short Duration Bond Fund, and the JPMorgan Short Term Municipal Bond Fund (collectively, the “Short Term Bond Funds”). The CDSC and all or a portion of the Class C Rule 12b-1 Fees (see below) are used to finance sales commissions resulting from the sale of Class C shares. For Funds other than the Short Term Bond Funds, if the shareholder redeems Class C shares prior to the first anniversary of purchase, the shareholder will pay a CDSC. The CDSC is assessed on the original cost of the shares being redeemed. In addition, no sales charge is assessed on shares derived from reinvestment of dividends or capital gain distributions. There is no CDSC assessed on Class C shares of the Short Term Bond Funds.

Solely for purposes of determining the number of years from the time of any payment for the purchase of shares, all payments during a month are aggregated and deemed to have been made on the first day of the month.

In determining whether a particular redemption is subject to a CDSC, it is assumed that the redemption is first of any Class A shares in the shareholder’s Fund account (unless the shareholder elects to have Class C shares redeemed first), next of shares acquired pursuant to reinvestment of dividends and capital gain distributions, and finally of other shares held by the shareholder for the longest period of time. This method should result in the lowest possible sales charge.

Select Class, Institutional Class, Ultra, Capital, Agency, Premier, Investor, Reserve and Morgan

Select Class, Institutional Class, Ultra, Capital, Agency, Premier, Investor, Reserve and Morgan shares are not subject to a sales charge at the time of purchase or redemption.

Sales Charge Waivers

Sales charges may be waived as permitted by Rule 22d-1 under the Investment Company Act of 1940, as amended (the “1940 Act”). Shareholders relying upon any of the sales charge waivers must qualify for such waiver.

C. Rule 12b-1 Fees

Each Fund (other than the JPMorgan Government Money Market Fund) has adopted various plans under Rule 12b-1 under the 1940 Act. The fees paid by the Funds under such plans are referred to generally as “Rule 12b-1 Fees.” The Rule 12b-1 Fees compensate the distributor for its sales activities. The distributor in turn may use all or part of the Rule 12b-1 Fees to pay commissions to intermediaries who sell Fund shares. There are no Rule 12b-1 fees for Select Class, Institutional Class, Ultra, Capital, Agency, Premier or Investor shares of the Funds.

The Board of Trustees of the Trust has adopted a plan under Rule 12b-1 that allows the Funds to pay distribution fees for the sale and distribution of the Class A, Class B and Class C shares of the Variable NAV Funds and Morgan, Reserve, Class B and Class C shares of the Money Market Funds (“Distribution Plan”).

Below is a summary of the Rule 12b-1 Fees applicable to the Class A, Class B and Class C shares of the Funds under the Distribution Plan:

Share Class	Distribution Plan Provisions
Class A	Class A shares pay a Rule 12b-1 Fee of 0.25% of the average daily net assets of the applicable Fund attributable to the Class A shares.

Class B	Class B shares pay a Rule 12b-1 Fee of 0.75% of the average daily net assets of the Fund attributable to the Class B shares.

Class C	Class C shares pay a Rule 12b-1 Fee of 0.75% of the average daily net assets of the Fund attributable to the Class C shares.

Morgan	Morgan shares pay a Rule 12b-1 Fee of 0.10% of the average daily net assets of the Fund attributable to the Morgan shares.

Share Class	Distribution Plan Provisions
Reserve	Reserve shares pay a Rule 12b-1 Fee of 0.25% of the average daily net assets of the Fund attributable to the Reserve shares.

The distributor may use the Rule 12b-1 Fees payable under the Distribution Plan to finance any activity that is primarily intended to result in the sale of Fund shares, including, but not limited to, (i) the development, formulation and implementation of marketing and promotional activities, including direct mail promotions and television, radio, magazine, newspaper, electronic and media advertising; (ii) the preparation, printing and distribution of prospectuses, statements of additional information and reports and any supplements thereto (other than prospectuses, statements of additional information and reports and any supplements thereto used for regulatory purposes or distributed to existing shareholders of each Fund); (iii) the preparation, printing and distribution of sales and promotional materials and sales literature which is provided to various entities and individuals, including brokers, dealers, financial institutions, financial intermediaries, shareholders, and prospective investors in each Fund; (iv) expenditures for sales or distribution support services, including meetings with and assistance to brokers, dealers, financial institutions, and financial intermediaries and in-house telemarketing support services and expenses; (v) preparation of information, analyses, surveys, and opinions with respect to marketing and promotional activities, including those based on meetings with and feedback from the distributor’s sales force and others including potential investors, shareholders and financial intermediaries; (vi) commissions, incentive compensation, finders fees, or other compensation paid to, and expenses of employees of the distributor, brokers, dealers, and other financial institutions and financial intermediaries that are attributable to any distribution and/or sales support activities, including interest expenses and other costs associated with financing of such commissions, incentive compensation, other compensation, fees, and expenses; (vii) travel, promotional materials, equipment, printing, delivery and mailing costs, overhead and other office expenses of the distributor and its sales force attributable to any distribution and/or sales support activities, including meetings with brokers, dealers, financial institutions and financial intermediaries in order to provide them with information regarding the Funds and their investment process and management; (viii) the costs of administering the Distribution Plan; (ix) expenses of organizing and conducting sales seminars; and (x) any other costs and expenses relating to any distribution and/or sales support activities.

D. Shareholder Services Fees

Each of the Funds has adopted a Shareholder Servicing Agreement with respect to each class of shares other than Ultra shares. Pursuant to the Shareholder Servicing Agreement, JPMorgan Distribution Services, Inc., in its role as the Funds’ Shareholder Servicing Agent, receives a fee, computed daily and paid monthly, at the annual rates shown in the table below:

Share Class	Service Fee Rate
Capital	Capital shares of the Funds pay a shareholder servicing fee of 0.05% of the average daily net assets of the applicable Fund attributable to the Capital shares.

Share Class	Service Fee Rate
Institutional Class	Institutional Class shares of the Funds pay a shareholder servicing fee of 0.10% of the average daily net assets of the applicable Fund attributable to the Institutional Class shares.

Agency	Agency shares of the Funds pay a shareholder servicing fee of 0.15% of the average daily net assets of the applicable Fund attributable to the Agency shares.

Premier	Premier shares of the Funds pay a shareholder servicing fee of 0.30% of the average daily net assets of the applicable Fund attributable to the Premier shares.

Investor	Investor shares of the Funds pay a shareholder servicing fee of 0.35% of the average daily net assets of the applicable Fund attributable to the Investor shares.

Reserve	Reserve shares of the Funds pay a shareholder servicing fee of 0.30% of the average daily net assets of the applicable Fund attributable to the Reserve shares.

Morgan	Morgan shares of the Funds pay a shareholder servicing fee of 0.35% of the average daily net assets of the applicable Fund attributable to the Morgan shares.

Class A	Class A shares of the Funds pay a shareholder servicing fee of 0.25% of the average daily net assets of the applicable Fund attributable to the Class A shares.

Class B	Class B shares of the Funds pay a shareholder servicing fee of 0.25% of the average daily net assets of the applicable Fund attributable to the Class B shares.

Class C	Class C shares of the Funds pay a shareholder servicing fee of 0.25% of the average daily net assets of the applicable Fund attributable to the Class C shares.

Select Class	Select Class shares of the Funds pay a shareholder servicing fee of 0.25% of the average daily net assets of the applicable Fund attributable to the Select Class shares.

The Funds may voluntarily reduce the level of non-shareholder services fees under the Shareholder Servicing Agreement.

The amount payable for “service fees” (as defined by the National Association of Securities Dealers, Inc.) may not exceed 0.25% of the average daily net assets attributable to a particular share class of a particular Fund.

E. Exchange Privileges

Select Class shareholders of a Fund may exchange their Select Class shares of a Fund for Select Class shares of another JPMorgan Fund1 or for any other class of the same Fund, subject to meeting any minimum investment or eligibility requirements. Effective May 1, 2005, Select Class Shares held in accounts of employees of JPMorgan Chase and its affiliates may be exchanged only for Class A Shares of any other JPMorgan Fund.

Institutional Class shareholders of a Variable NAV Fund may exchange their Institutional Class shares of a Fund for Institutional Class shares of another non-money market JPMorgan Fund or for any other class of the same Fund, subject to meeting any minimum investment or eligibility requirements.

Ultra shareholders of a Fund may exchange their Ultra shares of a Fund for Ultra shares of another JPMorgan Fund or for any other class of the same Fund, subject to meeting any minimum investment or eligibility requirements.

Class A shareholders of a Fund may exchange their Class A shares of a Fund for Class A shares of another JPMorgan Fund or for any other class of the same Fund, subject to meeting any minimum investment or eligibility requirements. Class A shares may also be exchanged for Morgan shares of a JPMorgan money market fund.

Class B shareholders may exchange their Class B shares of a Fund for Class B shares of any other JPMorgan Fund.

Class C shareholders of the Short Term Bond Funds may exchange their Class C shares for Class C shares of any other JPMorgan Fund, including Class C shares of any of the Short Term Bond Funds.

Class C shareholders of any Fund other than the Short Term Bond Funds may exchange their Class C shares of a Fund for Class C shares of another JPMorgan Fund, other than for Class C shares of the Short Term Bond Funds.

Capital shareholders may exchange their Capital shares of a Fund for Capital shares of certain other JPMorgan Funds, subject to meeting any minimum investment or eligibility requirements.

[1]	For purposes of this Multiple Class Plan, “JPMorgan Funds” include any and all applicable series (to the extent the shares of such series are registered under the Securities Act of 1933, as amended) of the following registered investment companies: (1) J.P. Morgan Mutual Fund Group; (2) J.P. Morgan Fleming Mutual Fund Group, Inc.; (3) J.P. Morgan Mutual Fund Investment Trust; (4) Undiscovered Managers Funds; (5) JPMorgan Trust I; (6) JPMorgan Trust II; and (7) JPMorgan Value Opportunities Fund Inc.

Institutional Class shareholders of a Money Market Fund may exchange their Institutional Class shares of a Fund for Institutional Class shares of other JPMorgan Funds, subject to meeting any minimum investment or eligibility requirements.

Agency shareholders may exchange their Agency shares of a Fund for Agency shares of certain other JPMorgan Funds, subject to meeting any minimum investment or eligibility requirements.

Premier shareholders may exchange their Premier shares of a Fund for Premier shares of certain other JPMorgan Funds, subject to meeting any minimum investment or eligibility requirements.

Investor shareholders may exchange their Investor shares of a Fund for Investor shares of other JPMorgan Funds, subject to meeting any minimum investment or eligibility requirements.

Reserve shareholders may exchange their Reserve shares of a Fund for Reserve shares of certain other JPMorgan Funds, subject to meeting any minimum investment or eligibility requirements.

Morgan shareholders may exchange their Morgan shares for Morgan shares of certain other JPMorgan Funds or Class A shares of another JPMorgan Fund, subject to any applicable initial sales load.

(3) General

The exchange privilege may be exercised only in those states where the shares of the exchanged and acquired Funds may be legally sold. All exchanges discussed herein are made at the net asset value of the exchanged shares, except as provided below. The Trust does not impose a charge for processing exchanges of shares. However, a sales charge may be payable in the following circumstances:

a)	Shareholders owning Select Class, Institutional Class, Ultra or Morgan shares of a Fund will pay a sales charge if they exchange their shares for Class A shares and they do not qualify for a sales charge waiver.

b)	Shareholders owning Class A shares of a Fund will pay a sales charge if they exchange their Class A shares for Class A shares of another Fund and the Fund from which they are exchanging did not charges a sales charge, but the Fund into which they are exchanging does. In connection with the foregoing, shareholders would pay the sales charge applicable to the Fund into which they are exchanging.

c)	Shareholders owning Class B and Class C shares of a Fund will not pay a sales charge at the time of the exchange, however:

1.	The new Class B and Class C shares will be subject to the CDSC of the Fund from which the shareholder exchanged. If a shareholder exchanges Class B or Class C shares of a Fund that were themselves purchased by exchange from another Fund, the Class B and Class C shares will continue to be subject to the CDSC of the Fund from which the shareholder FIRST exchanged.

2.	The current holding period of the shareholder’s exchanged Class B or Class C shares, other than exchanged Class C shares of the Short Term Bond Funds, is carried over to the new shares.

3.	If a shareholder exchanges out of Class C shares of one of the Short Term Bond Funds, a new CDSC period applicable to the Fund into which the Shareholder exchanged will begin on the date of the exchange.

Additional Information Regarding Exchanges

The Trust may change the terms or conditions of the exchange privilege discussed herein through amendment to this Multiple Class Plan and upon sixty (60) days’ written notice to shareholders.

F. Conversion Rights

Class B shares will automatically convert to Class A shares (Morgan shares for Money Market Funds) six or eight years (depending on the Fund) after the end of the calendar month in which the shares were purchased and will be subject to the lower distribution fees charged to Class A shares or Morgan shares, as applicable. Such conversion will be on the basis of the relative net asset values of the two classes, without the imposition of any sales charge, fee or other charge.

For purposes of conversion to Class A shares or Morgan shares, shares received as dividends and other distributions paid on Class B shares in a shareholder’s Fund account will be considered to be held in a separate sub-account. Each time any Class B shares in a shareholder’s Fund account (other than those in the sub-account) convert to Class A shares or Morgan shares, a pro-rata portion of the Class B shares in the sub-account will also convert to Class A shares or Morgan shares, as applicable.

If a shareholder effects one or more exchanges among Class B shares of the Funds of the Trust during the relevant six- or eight-year period, the Trust will aggregate the holding periods for the shares of each JPMorgan Fund for purposes of calculating the relevant period. Because the per share net asset value of the Class A shares of a Variable NAV Fund may be higher than that of the Class B shares of the same Fund at the time of conversion, a shareholder may receive fewer Class A shares of the Fund than the number of Class B shares converted, although the dollar value will be the same.

Class C shares will not convert to any other class of shares.

G. Voting Rights

Each share held entitles the shareholder of record to one vote. Each Fund will vote separately on matters relating solely to that Fund. In addition, each class of a Fund shall have exclusive voting rights on any matter submitted to shareholders that relates solely to that class, and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class, including such class’ Distribution Plan differ from the interests of any other class. However, all Fund shareholders will have equal voting rights on matters that affect all Fund shareholders equally.

H. Expense Allocation

Each class shall pay the expenses associated with its different distribution and shareholder services arrangement. Each class may, at the Board’s discretion, also pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Trust’s assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes. All other expenses will be allocated to each class on the basis of the net assets of that class in relation to the net assets of the Fund. However, money market funds operating in reliance on Rule 2a-7, and other Funds making daily distributions of their net investment income, may allocate such other expenses to each share regardless of class, or based on the relative net assets.

Expenses may be waived or reimbursed by a Fund’s investment adviser, sub-adviser, distributor, administrator or any other service provider to the Fund.

I. Redemptions

Shareholders generally may redeem their shares without sales charge on any Business Day. Exceptions to this general rule applicable to CDSC on Class B and Class C shares, and certain Class A shares are detailed above. In addition, shares of each class of the High Yield Bond Fund, the International Equity Index Fund and the Technology Fund held for less than 60 days are redeemable (or exchangeable) at a price equal to 98% of the Fund’s then-current NAV per share, less any applicable CDSC. This 2% discount, referred to in the Funds’ prospectuses and the Statement of Additional Information as a redemption fee, directly affects the amount a Shareholder who is subject to the discount receives upon redemption or exchange. The redemption fee is paid to the Funds and is designed to offset the brokerage commissions, capital gains impact, and administrative and other costs associated with fluctuations in fund assets levels and cash flow caused by short-term shareholder trading.

The redemption fee will not apply to shares purchased through reinvested distributions (dividends and capital gains), or mutual fund wrap fee programs, or shares redeemed as part of a termination of certain employer-sponsored retirement plans, redemption of an employer-sponsored retirement plan’s entire share position with the Fund, shares redeemed by balance forward qualified retirement plans, or shares redeemed on a systematic basis, including shares redeemed as a result of required minimum distributions under certain employer-sponsored retirement plans or IRAs or as part of a rebalancing program or shares redeemed as part of a bona fide asset allocation program; provided that the redemption fee may be charged in the event that the Funds’ distributor determines that such programs are being used as a market timing strategy. The Funds will not impose a redemption fee if the amount of such fee would be less than $50. Redemptions made by the Investor Conservative Growth Fund, the Investor Balanced Fund, the Investor Growth & Income Fund and the Investor Growth Fund qualify under this exception. The redemption fee also does not apply to shares redeemed to collect a sub-minimum account fee or shares redeemed in liquidation of an account that fails to maintain the minimum account balance. The redemption fee will not apply to Class A shares received in connection with the conversion of Class B shares. Financial Intermediaries may have a lower minimum or no minimum for charging redemption fees. In addition to the foregoing, the redemption fee does not apply to such other shares as provided in the Trust’s registration statement.

When shares of one class of a Fund are exchanged for shares of a different class of the same Fund, the holding period for purposes of the redemption fee will be calculated based on the purchase date of the original class of shares not on the period since the exchange.

All redemption orders are effected at the net asset value per share next determined as reduced by any applicable CDSC.

In determining whether a particular redemption is subject to a redemption fee, it is assumed that the redemption is first of shares acquired pursuant to reinvestment of dividends and capital gain distributions followed by other shares held by the shareholder for the longest period of time. This method should result in the lowest possible sales charge.

J. Dividends

Shareholders automatically receive all income dividends and capital gain distributions in additional shares of the same class at the net asset value next determined following the record date, unless the shareholder has elected to take such payment in cash.

Class B shares received as dividends and capital gains distributions at the net asset value next determined following the record date shall be held in separate Class B shares sub-accounts.

In the absence of waivers, the amount of dividends payable on some classes will be more than the dividends payable on other classes of shares because of the distribution expenses and/or service fees charged to the various classes of shares.

EXHIBIT A

Variable NAV Funds

	FUND	Class A	Class B	Class C	Select Class	Institutional Class	Ultra
1.	Arizona Municipal Bond	X	X	X	X
2.	Core Bond	X	X	X	X		X
3.	Core Plus Bond	X	X	X	X		X
4.	Diversified Mid Cap	X	X	X	X		X
5.	Diversified Mid Cap Growth	X	X	X	X		X
6.	Diversified Mid Cap Value	X	X	X	X		X
7.	Equity Income	X	X	X	X
8.	Equity Index	X	X	X	X
9.	Government Bond	X	X	X	X		X
10.	High Yield Bond	X	X	X	X		X
11.	Intermediate Bond	X	X	X	X		X
12.	International Equity Index	X	X	X	X
13.	Investor Balanced	X	X	X	X
14.	Investor Conservative Growth	X	X	X	X
15.	Investor Growth	X	X	X	X
16.	Investor Growth & Income	X	X	X	X
17.	Kentucky Municipal Bond	X	X	X	X
18.	Large Cap Growth	X	X	X	X		X
19.	Large Cap Value	X	X	X	X		X
20.	Louisiana Municipal Bond	X	X	X	X
21.	Market Expansion Index	X	X	X	X
22.	Michigan Municipal Bond	X	X	X	X
23.	Mortgage-Backed Securities	X			X		X
24.	Multi-Cap Market Neutral	X	X	X	X
25.	Municipal Income	X	X	X	X
26.	Ohio Municipal Bond	X	X	X	X
27.	Short Duration Bond	X	X	X	X		X
28.	Short Term Municipal Bond	X	X	X	X
29.	Small Cap Growth	X	X	X	X	X
30.	Small Cap Value	X	X	X	X		X
31.	Strategic Small Cap Value	X	X	X	X
32.	Tax Free Bond	X	X	X	X
33.	Technology	X	X	X	X
34.	Treasury & Agency	X	X	X	X
35.	U.S. Real Estate	X	X	X	X
36.	Ultra Short Term Bond	X	X	X	X		X
37.	West Virginia Municipal Bond	X	X	X	X

Money Market Funds

	FUND	Capital	Institutional Class	Agency	Premier	Investor	Morgan	Reserve	Class B	Class C
1.	Liquid Assets Money Market	X	X	X	X	X	X	X	X	X
2.	Michigan Municipal Money Market				X		X	X
3.	Municipal Money Market		X	X	X		X	X
4.	Ohio Municipal Money Market				X		X	X
5.	U.S. Government Money Market	X	X	X	X		X	X
6.	U.S. Treasury Plus Money Market		X	X	X	X	X	X	X	X